Exhibit 99.1


May 10, 2012

                           Press Release

KENTUCKY BANCSHARES, INC. REPORTS EARNINGS FOR FIRST QUARTER OF 2012

Paris, Kentucky - Kentucky Bancshares, Inc., parent company of Kentucky Bank, reported an increase of $356,000, a 28% increase, in earnings for the first quarter of 2012 compared to the same period in 2011.
Earnings are $1,618,000, or fully diluted 2012 earnings per share of $0.60, compared to $1,262,000, or fully diluted earnings per share of $0.46 for the same period of 2011.

Kentucky Bank ranks 16th in size among the 178 banks headquartered in the Commonwealth of Kentucky. Kentucky Bank is headquartered in Paris and also has offices in Cynthiana, Georgetown, Morehead, Nicholasville, Sandy Hook, Versailles, Wilmore and Winchester.


Contact:  Gregory J. Dawson
          Chief Financial Officer
          859-987-1795